                                                               EXHIBIT (a)(1)(O)


    SECOND SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH DATED MARCH 23, 2000
                      THE TRAVELERS INSURANCE GROUP INC.
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                CITIGROUP INC.

                        HAS INCREASED THE PRICE OF ITS
                          OFFER TO PURCHASE FOR CASH
                ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                      OF

                       TRAVELERS PROPERTY CASUALTY CORP.
                                      TO

                             $41.95 NET PER SHARE

--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON WEDNESDAY, APRIL 19, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 22, 2000, BY AND AMONG CITIGROUP INC. ("PARENT"), THE TRAVELERS INSURANCE GROUP INC. (THE "PURCHASER") AND TRAVELERS PROPERTY CASUALTY CORP. (THE "COMPANY").

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE TENDER OFFER--SECTION 13. CERTAIN CONDITIONS TO THE OFFER" IN THE OFFER TO PURCHASE.


                                   IMPORTANT


     Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A common stock, par value $.01 per share, of the Company (the "Shares" or the "Company Common Stock") should either (i) complete and sign the enclosed Letter of Transmittal or the Letter of Transmittal (or a facsimile thereof) previously furnished to such stockholder in accordance with the instructions in the Letters of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letters of Transmittal), mail or deliver one of the Letters of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares along with one of the Letters of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "THE TENDER OFFER--Section 3. Procedures for Tendering Shares" of the Offer to Purchase as supplemented by this Second Supplement or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.



                                --------------



                     The Dealer Manager for the Offer is:
                             SALOMON SMITH BARNEY
                    The Information Agent for the Offer is:
                           Innisfree M&A Incorporated




April 6, 2000

     ANY STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN "THE TENDER OFFER--SECTION
3. PROCEDURES FOR TENDERING SHARES" IN THE OFFER TO PURCHASE, AS SUPPLEMENTED BY THIS SECOND SUPPLEMENT, ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER--SECTION 3. PROCEDURES FOR TENDERING SHARES" OF THE OFFER TO PURCHASE, AS SUPPLEMENTED BY THIS SECOND SUPPLEMENT.


     Questions and requests for assistance or for additional copies of the Offer to Purchase, the First Supplement (as defined herein), this Second Supplement, the revised Letter of Transmittal or other tender offer materials may be directed to Innisfree M&A Incorporated (the "Information Agent") or Salomon Smith Barney Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Second Supplement. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                --------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                TABLE OF CONTENTS

INTRODUCTION ...............................................................   1

Background of this Offer ...................................................   2

Terms of the Offer, Expiration Date ........................................   2

Procedures for Tendering Shares ............................................   2

Price Range of Shares; Dividends ...........................................   2

Source and Amount of Funds .................................................   2

Certain Legal Matters ......................................................   3

Miscellaneous ..............................................................   3

To the Holders of Class A Common Stock
of Travelers Property Casualty Corp.:


                                  INTRODUCTION

     The following information amends and supplements the Offer to Purchase dated March 23, 2000 (the "Offer to Purchase"), as supplemented by the Supplement to the Offer to Purchase, dated April 4, 2000 (the "First Supplement"), of The Travelers Insurance Group Inc., a Connecticut corporation (the "Purchaser"), pursuant to which the Purchaser is offering to purchase all the outstanding shares of Class A common stock, par value $.01 per share (the "Shares" or the "Company Common Stock"), of Travelers Property Casualty Corp., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in the Offer to Purchase, the First Supplement, this Second Supplement and in the revised Letter of Transmittal (which together, as they may be amended from time to time, constitute the "Offer"). The Purchaser is an indirect wholly owned subsidiary of Citigroup Inc., a Delaware corporation ("Parent").

     This Second Supplement should be read in conjunction with the Offer to Purchase and the First Supplement. The terms and conditions previously set forth in the Offer to Purchase, the First Supplement and the Letter of Transmittal previously mailed to stockholders remain applicable in all respects to the Offer. Terms used but not defined herein have the meaning set forth in the Offer to Purchase and the First Supplement.

     STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT AND THE REVISED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

     The Purchaser believes that the following information would be beneficial to all holders of Shares in determining whether such holder should tender their Shares in the Offer:

BACKGROUND OF THIS OFFER. The discussion set forth in "SPECIAL
FACTORS--Background of this Offer" is amended and supplemented as follows:

     On March 28, 2000, the plaintiff (the "Plaintiff") in Civil Action No. 17902-NC filed an Amended Complaint against the Company, its directors and Parent, and on April 1, 2000 the Plaintiff filed a second Amended Complaint (the "Second Amended Complaint") against the Company, its directors and Parent.

     On April 4, 2000, counsel for Parent and the Purchaser distributed a draft of the First Supplement to the Plaintiff's counsel for review. Later in the day, counsel for Parent and the Purchaser and Plaintiff's counsel engaged in various discussions regarding the possible settlement of the Second Amended Complaint and the other twelve purported stockholder class action lawsuits.

     On the evening of April 4, 2000, Parent, the Purchaser and the Company filed Amendment No. 3 to the Tender Offer Statement on Schedule TO which incorporated by reference the First Supplement with the Securities and Exchange Commission. Parent's legal counsel also continued discussions with Plaintiff's counsel regarding a possible settlement on the evening of April 4, 2000 and throughout the following two days.

     On April 6, 2000, the parties to all thirteen purported stockholder class action lawsuits entered into a preliminary settlement, the terms of which were reflected in a Memorandum of Understanding (the "Memorandum of Understanding") which is attached as Exhibit (a)(5)(Q) to Amendment No. 4 to the Tender Offer Statement on Schedule TO and is incorporated herein by reference. The Memorandum of Understanding provides, among other things, for the increase in the consideration payable in the Offer and the Merger to $41.95 per Share from $41.50 per Share (the "Revised Offer"). See "Certain Legal Matters--Litigation."

TERMS OF THE OFFER; EXPIRATION DATE. The discussion set forth in "The Tender Offer--Section 1. Terms of the Offer; Expiration Date" of the Offer to Purchase is hereby amended and supplemented as follows:

     The price to be paid for Shares purchased pursuant to the Offer has been increased to $41.95 from $41.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. All stockholders whose Shares are tendered and purchased pursuant to the Offer (including those Shares tendered prior to the date hereof) will receive the increased purchase price.

PROCEDURES FOR TENDERING SHARES. The discussion set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares" of the Offer to Purchase is hereby amended and supplemented as follows:

     The revised Letter of Transmittal and the revised Notice of Guaranteed Delivery distributed with this Second Supplement may be used to tender Shares. Tendering stockholders may also continue to use the Letter of Transmittal and Notice of Guaranteed Delivery previously distributed with the Offer to Purchase to tender Shares.

     Stockholders should follow the procedures for tendering Shares set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares" of the Offer to Purchase.

     STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES PURSUANT TO THE OFFER AND HAVE NOT PROPERLY WITHDRAWN SUCH SHARES HAVE VALIDLY TENDERED SUCH SHARES FOR PURPOSES OF THE REVISED OFFER AND NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED PRICE OF $41.95 PER SHARE PURSUANT TO THE REVISED OFFER.

PRICE RANGE OF SHARES; DIVIDENDS. The discussion set forth in "The Tender Offer--Section 6. Price Range of Shares; Dividends" of the Offer to Purchase is hereby amended and supplemented as follows:

     According to public sources, the high and low closing sale prices per Share on the NYSE for the First Quarter of 2000 were $41 1/4 and $29 3/8, respectively, and for the Second Quarter of 2000 (through April 5, 2000) were $41 1/4 and $41 1/8, respectively. On April 5, 2000, the last full trading day prior to Parent's announcement that it was amending the terms of the Offer upon the terms set forth in this Second Supplement, the reported closing sale price per Share on the NYSE Composite Tape was $41 3/16. Stockholders are urged to obtain a current market quotation for the Shares.

SOURCE AND AMOUNT OF FUNDS. The discussion set forth in "The Tender Offer--Section 10. Source and Amount of Funds" of the Offer to Purchase is hereby amended and supplemented as follows:

     The total amount of funds now required by the Purchaser to consummate the Revised Offer and the Merger (as described in this Second Supplement) and to pay all related fees and expenses is estimated to be approximately $2.4 billion. The Purchaser will obtain such funds from Parent who will obtain such funds from existing resources, including the utilization of existing commercial paper facilities and internally generated funds of Parent and its subsidiaries.

CERTAIN LEGAL MATTERS. The discussion set forth in "THE TENDER OFFER--Section
14. Certain Legal Matters" of the Offer to Purchase is amended and supplemented as follows:

     Litigation. On April 6, 2000, the parties to the thirteen purported stockholder class action lawsuits entered into the Memorandum of Understanding with respect to a proposed settlement of all of the lawsuits. The Memorandum of Understanding provides for the increase of the Offer Price to $41.95 per share and for full releases of the defendants and certain related or affiliated persons and extinguishes all claims that have been, could have been or could be asserted by or on behalf of any member of the class against the defendants which in any manner relate to the allegations, facts or other matters raised in the lawsuits or which otherwise relate to the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The Memorandum of Understanding provides for the payment of up to $4,400,000 in attorney's fees and expenses upon final approval of the settlement of the actions. The final settlement of the lawsuits, including the amount of attorneys' fees to be paid, is subject to court approval and there can be no assurance that such approval will be obtained.

     The defendants to the lawsuits have denied that they have engaged in any wrongdoing whatsoever, and have agreed to the Memorandum of Understanding to eliminate the burden and expense of further litigation and to permit the Offer and Merger to proceed as scheduled.

     The foregoing summary of the Memorandum of Understanding is qualified in its entirety by reference to the Memorandum of Understanding, a copy of which has been filed as Exhibit (a)(5)(Q) to Amendment No. 4 to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.

MISCELLANEOUS. Parent, the Purchaser and the Company have filed with the SEC a Tender Offer Statement on Schedule TO, as amended, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act (the "Exchange Act Rules"), furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3. In addition, the Company has filed a Solicitation/ Recommendation Statement on Schedule 14D-9, as amended, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act Rules setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "THE TENDER OFFER--Section 7. Certain Information Concerning the Company" of the Offer to Purchase (except that they will not be available at the regional offices of the SEC).


                                             The Travelers Insurance Group Inc.

April 6, 2000

     Manually signed facsimile copies of the Letters of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:


                        The Depositary for the Offer is:


                                 CITIBANK, N.A.



        By Mail:              By Overnight Courier Delivery:                   By Hand:
     Citibank, N.A.                    Citibank, N.A.                       Citibank, N.A.
   Corporate Actions           Corporate Actions, Suite 4660         c/o Securities Transfer and
     P.O. Box 2544               525 Washington Boulevard              Reporting Services Inc.
Jersey City, New Jersey       Jersey City, New Jersey 07303-2544             Attention:
      07303-2544                                                         Corporate Actions
                                                                         100 William Street
                                                                         New York, NY 10038

                      Facsimile for Eligible Institutions:
                                 (201) 324-3284


     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the First Supplement, this Second Supplement and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.


                    The Information Agent for the Offer is:


                             [INNSFREE LOGO OMITTED]


                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                    Telephone: (212) 750-5833 (call collect)
                                       or
                         Call Toll Free (888) 750-5835


                      The Dealer Manager for the Offer is:


                              SALOMON SMITH BARNEY
                              388 Greenwich Street
                            New York, New York 10013
                         Call Toll-Free 1-800-996-7920